Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and unaudited condensed consolidated financial statements. This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our current expectations with respect to future market conditions, future operating results and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results during the remainder of 2003 and in future years to differ materially from those expressed in the reports filed with the Securities and Exchange Commission by us.

Overview

      We are a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets. Our Bath Products segment manufactures whirlpool baths, spas, showers, sanitary ware, including sinks and toilets, and bathtubs for the residential construction and remodeling markets. Our Plumbing Products segment manufactures professional grade drainage, water control, commercial brass and PEX piping products for the commercial and institutional construction, renovation and facilities maintenance markets. Our Rexair segment manufactures premium vacuum cleaner systems sold through independent distributors in the direct sales retail channel.

      We were originally formed in 1995 when we were spun-off from Hanson PLC. At that time, we had holdings in 34 diverse businesses, including Jacuzzi and Rexair, and we subsequently acquired Zurn Industries, Inc. in 1998. We recently completed an asset disposal program that transformed us from a diversified industrial conglomerate into a focused operating company primarily serving the home and building products markets. As a result of this program, the financial information presented herein for any one period may not be comparable to that of any other period. The following describes our principal dispositions of businesses since October 1, 1999.

•	In the first quarter of fiscal 2000, we sold our ladder and infant and children footwear businesses in two separate transactions for aggregate consideration of $18.0 million. The results of the ladder and the infant and children footwear operations were included in the Hardware & Tools and Diversified segments, respectively. We retained certain product liabilities of the ladder operations for which $11.8 million has been accrued as of March 31, 2003.

•	In March 2000, we sold a majority equity interest in our Diversified segment to Strategic Industries Inc. In this transaction, we received $203.4 million in cash, received a preferred equity interest of approximately $19.5 million and common equity interest of 17.7% in Strategic Industries and received approximately $209.0 million of Strategic Industries notes. Our Diversified segment manufactured a wide range of consumer, precision engineered and automotive interior products. We accounted for the retained interest in the Diversified segment under the equity method of accounting from March 2000 until January 2002 when we sold our remaining interests. The March 2000 sale included a 75% interest in Rexair, which we reacquired in August 2001. We accounted for Rexair under the equity method of accounting from March 2000 to August 2001 when we held only a 25% interest. The consolidated results of Rexair have been included in the Rexair segment since we reacquired it in August 2001. In August 2000, we sold approximately $25.0 million of the Strategic Industries notes, approximately $1.8 million stated value of the preferred equity and approximately 1.9% of the common equity in Strategic Industries for a pre-tax gain of $0.9 million. In January 2002, we sold the remaining $156.9 million of Strategic Industries notes, $18.0 million stated value of the preferred equity and 15.8% of the common equity in Strategic Industries back to Strategic Industries for net proceeds of $105.9 million.

•	In the second quarter of 2000, we sold our fire protection businesses, which were part of our previously defined Bath & Plumbing segment, for $23.0 million.

•	In November 2000, we sold our European HVAC business, which was part of our previously defined Bath & Plumbing segment, for $7.5 million.

      We have included the financial results of each of these businesses as part of our results of continuing operations through the date of its sale. However, certain estimates made in connection with these dispositions may need to be adjusted in future periods.

      Our Board of Directors approved a formal disposal plan for the sale of five businesses on December 28, 2001 and a formal disposal plan for the sale of three businesses on March 31, 2003. We have completed the 2001 disposal plan and have sold two businesses under the 2003 disposal plan. We do not expect the sale of the remaining business in our 2003 disposal plan to materially affect our results of operations or financial condition. The results of these discontinued businesses (including the business that we have not yet sold) are excluded from our results from continuing operations for the periods beginning with fiscal 2001 and from our discussions of continuing operating results for these periods. They are, however, included in our results from discontinued operations for the periods beginning with fiscal 2001 and are discussed separately under the caption “Discontinued Operations.” The following outlines our dispositions of these discontinued operations.

•	In January 2002, we sold Ames True Temper, which was part of our Hardware & Tools segment, for $165.0 million. Ames True Temper manufactures non-powered lawn and garden tools and industrial hand and striking tools in North America.

•	In April 2002, we sold Lighting Corporation of America, which was part of our Lighting segment, for $250.0 million. Lighting Corporation of America manufactures and distributes indoor and outdoor lighting fixtures for markets in North America and Europe.

•	In June 2002, we sold Selkirk, which was part of our previously defined Bath & Plumbing segment, for $40.0 million. Selkirk manufactures and distributes grilles, registers, chimneys, gas vents and other venting products to the North American HVAC markets.

•	In September 2002, we sold Spear & Jackson, which was part of our Hardware & Tools segment, for $0.2 million in notes and approximately $1.0 million in equity. Spear & Jackson manufactures and distributes hand tools, lawn and garden tools, industrial magnets and metrology tools, primarily in the United Kingdom.

•	In October 2002, we sold SiTeco, which was part of our Lighting segment, for $103.8 million. SiTeco Lighting manufactures and distributes indoor and outdoor lighting fixtures for markets in Europe.

•	In May 2003, we sold our swimming pool and pool equipment businesses, which were part of our previously defined Bath & Plumbing segment, for net proceeds of $16.0 million in cash and notes receivable of $11.8 million.

•	In June 2003, we sold our hearth business, which was part of our previously defined Bath & Plumbing segment, for net proceeds of $0.7 million in cash.

      With the completion of our 2001 asset disposal program and the commencement of our 2003 asset disposal program, we have largely completed our transformation into an operating company. We continue to explore strategic alternatives to improve our operating efficiencies. For example, in the first half of fiscal 2003, we combined six separate operating facilities into one new facility in Chino, California. Additionally, we have adopted a number of efficiency enhancing manufacturing techniques, including lean manufacturing techniques, to further improve our cost structure. While we anticipate some initial inefficiencies, we believe that this new facility will enhance our operations significantly. Despite the actions taken to date, we believe that there remains significant potential for further rationalization of our Bath Product segment’s cost structure. While we have no specific plans at this time, we continue to evaluate strategies to improve the results of certain underperforming lines within our Bath Product segment. Implementation of these strategies could result in our recording charges in future periods, including charges related to asset write-downs and impairments.

      We redefined our business segments in fiscal 2003 to reflect changes made to our management structure and the way we evaluate our businesses (see note 12 to our audited consolidated financial statements). We currently operate as three business segments, consisting of a Bath Products segment, a Plumbing Products segment and a Rexair segment. The Bath Products segment manufactures whirlpool baths, spas, showers, sanitary ware, including sinks and toilets, and bathtubs for the residential construction and remodeling markets. The Plumbing Products segment manufactures professional grade drainage, water control, commercial brass and PEX piping products primarily for the commercial and institutional construction, renovation and facilities maintenance markets. The Rexair segment manufactures premium vacuum cleaner systems sold through independent distributors in the direct sales retail channel. The Bath Products segment and Plumbing Products segment were previously classified by management as the Bath & Plumbing Products segment.

      We have recently undertaken a review of our accounting policy for the Rexair distribution network. The network has a book value of $64 million as of March 31, 2003 and is currently accounted for as an indefinite-lived intangible asset pursuant to SFAS No. 142. We may treat this asset as having a finite life pursuant to SFAS No. 142 in future periods. In such an event, although the future charges would be non-cash items, our profitability would be reduced in future periods, with the amount being dependent on the life we use.

      During 2001 and 2002, we engaged in a number of transactions with respect to our indebtedness that affected our operating results for those periods. On August 15, 2001, we restructured our previous bank financing arrangements by amending and restating two credit facilities. One facility, which is our principal credit facility, provided for an aggregate of $830.0 million of term and revolving loans available to us and certain of our subsidiaries (excluding Rexair). The other facility, which we refer to as the “Rexair facility,” provided for an aggregate of $195.0 million of term and revolving loans available to Rexair and certain of its subsidiaries. We refer to our principal facility and the Rexair facility as our “existing restructured facilities.” As part of our debt reduction program, during the remainder of fiscal 2001 and during fiscal 2002 and 2003 we repaid and permanently reduced the commitments under our existing restructured facilities with the proceeds of asset disposal plans and cash flow from operations. Accordingly, our principal facility currently provides for aggregate commitments of $311.3 million and our Rexair facility currently provides for aggregate commitments of $74.0 million.

      In addition, early in fiscal 2003 we completed a restructuring of our existing senior notes. Prior to this restructuring, we had outstanding $250.0 million aggregate principal amount of 7.125% senior notes due 2003 and $125.0 million aggregate principal amount of 7.25% senior notes due 2006. In November 2002, we completed an exchange offer in which we exchanged $238.2 million aggregate principal amount of our 7.125% senior notes due 2003 for $104.8 million in cash and $133.4 million aggregate principal amount of 11.25% senior notes due 2005. In November 2002, we completed an offer to purchase $54.8 million aggregate principal amount of 7.25% senior notes due 2006.

      Demand for our products is primarily driven by new home starts, remodeling and commercial construction activity. Accordingly, many external factors affect our business including weather and the impact of the broader economy on our end markets. Weather is an important variable for us as it significantly impacts both residential and non-residential construction. Spring and summer months in the United States and Europe represent the main construction season for new housing starts and remodeling, as well as increased construction in the commercial and institutional markets. As a result, sales in our Bath Products and Plumbing Products segments increase significantly in our third and fourth fiscal quarters. Conversely, we experience lower sales during our first and second fiscal quarters as the autumn and winter months generally decrease outside construction and installation activity.

      Housing starts, consumer spending and remodeling expenditures have a major impact on our consumer focused bath and spa businesses, which is served by our Bath Products segment. Our Plumbing

Products business is dependent upon commercial and institutional construction activity and is therefore affected by macroeconomic factors such as the unemployment rate and the availability of financing. Despite the cyclical nature of commercial and institutional construction, including declines of 14% in fiscal 2002 and 12% in the first half of our fiscal year 2003, our commercial and institutional products business has grown sales over the past year by enhancing our product offerings with new product introductions.

Results of Operations

      The following table presents our results of operations by segment for the periods indicated. Results for the six months ended March 31 are unaudited. Certain amounts reported for prior periods have been reclassified to conform to the current year’s presentation.

				Six Months Ended
	Fiscal Year Ended September 30,			March 31,

	2000	2001	2002	2002	2003

	(In millions)
Net Sales
Bath Products	$849.9	$721.5	$711.9	$321.5	$367.3
Plumbing Products	354.2	272.4	257.8	117.7	129.9
Rexair	—	13.3	98.6	53.0	52.5
Diversified(1)	415.3	—	—	—	—

Total Net Sales	$1,619.4	$1,007.2	$1,068.3	$492.2	$549.7

Operating Income (Loss)
Bath Products	$74.0	$(75.7)	$26.7	$6.9	$7.7
Plumbing Products	(42.3)	48.7	47.9	21.5	30.6
Rexair	—	3.0	28.5	15.3	12.7
Diversified(1)	35.7	—	—	—	—

	67.4	(24.0)	103.1	43.7	51.0
Corporate (expenses) income	4.3	(5.5)	(7.6)	(2.1)	(5.9)

Total Operating Income (Loss)	$71.7	$(29.5)	$95.5	$41.6	$45.1

(1)	Rexair’s sales and operating income are included in the Diversified segment in fiscal 2000.

First Half of 2003 Compared to First Half of 2002

      Overall sales increased $57.5 million or 11.7% and operating income increased $3.5 million or 8.4% in the first half of 2003 over the comparable prior year period. These increases reflected the improved sales results experienced by our Bath Products segment and $8.6 million from the sale of a license for certain technology that had been the subject of patent litigation, which was reflected in our Plumbing Products segment. The increase in operating income was partially offset by a $3.1 million charge related to the restructuring and consolidation of our corporate headquarters and a decrease in Rexair’s operating results.

Bath Products

      Net sales in the Bath Products segment increased by $45.8 million or 14.2% for the first half of 2003 in comparison with the comparable prior year period. The first half of 2003 reflected sales increases in our domestic spa and U.K. bath product lines. The increase in sales of our domestic spas was the result of strong sales and marketing efforts and an expanded specialty retail dealer base. The increase in the sales for U.K. bath product lines was primarily attributable to additional sales to Focus and Homebase, two leading U.K. home center retailers. In March 2003, we entered into an agreement with Lowe’s to be its principal supplier of stocked jetted bath products. This agreement is expected to increase sales of whirlpool bath and other products starting in the fourth quarter of 2003. Fluctuations in exchange rates, primarily the firming of the British pound and Euro against the dollar, contributed $13.5 million to the sales increase in the first half of 2003.

      Operating income for our Bath Products segment increased in gross dollars and remained flat as a percentage of sales from $6.9 million (2.1% of sales) in the first half of 2002 to $7.7 million (2.1% of sales) in the first half of 2003 as compared to the first half of 2002. Operating income benefited from favorable labor and overhead variances for domestic spas related to the increased sales volume. This was offset by reduced margins generated by the domestic whirlpool bath product lines. These reduced margins were primarily the result of labor inefficiencies and start up costs related to the Chino, California plant, which became fully operational in the first half of 2003, the cost of further process improvements to enhance quality and future operating efficiencies and start-up costs associated with the initial stocking of the Lowe’s stores. The labor inefficiencies in Chino and initial stocking expenses are expected to continue at reduced levels into the third and fourth quarter of 2003 but are expected to be offset in the fourth quarter of 2003 by increased volumes we anticipate from our new Lowe’s arrangement. Margins remained strong for the international bath product lines, although there was some softening as a result of weak demand in the international bath market. Operating income was also adversely affected by increases in certain insurance and retirement benefit expenses and higher natural gas prices and was positively impacted by $1.9 million for the first half of 2003 as a result of foreign currency exchange rate fluctuations.

Plumbing Products

      Net sales in the Plumbing Products segment increased by $12.2 million or 10.4% for the first half of 2003 in comparison with the prior year period. The first half of 2003 included $8.6 million from the sale of a license for technology that had been the subject of patent litigation. Without these revenues, sales still remained ahead of the comparable period for 2002, despite continued softness in the U.S. commercial and institutional construction market, which has declined significantly between March 2003 and March 2002. This was accomplished by enhancing our product offerings and implementing programs to increase our market share.

      Operating income for our Plumbing Products segment increased from $21.5 million (18.3% of sales) in the first half of 2002 to $30.6 million (23.6% of sales) in the first half of 2003. The increase is the result of the $8.6 million sale of the technology license. Without the sale of the license, operating income would have been $22.0 million (18.1% of sales) in the first half of 2003. The slight decrease in margins as a percentage of sales was primarily due to changes in the product mix sold.

Rexair

      Net sales for Rexair in the first half of 2003 decreased by $0.5 million in the Rexair segment when compared to the comparable prior year period. The decrease in the first half of 2003 was the result of decreased unit sales in international markets, partially offset by an increase in domestic unit sales. Domestic unit sales increased 3% in the first half of 2003 as compared to the first half of 2002 due to various promotional programs aimed at increasing the number of outlets and dealers.

      Operating income for Rexair decreased from $15.3 million (28.9% of sales) in the first half of 2002 to $12.7 million (24.2% of sales) in the first half of 2003. The decrease in the first half of 2003 as compared to the first half of 2002 was primarily due to decreased overhead absorption related to an inventory reduction program instituted in September 2002, the impact of a change in estimated reserves in the first half of 2002, costs associated with our increased promotional activity and the decrease in sales during the period. The inventory reduction program was concluded in December 2002 but had a negative carryover affect for the remainder of the first half of the year.

Corporate Expenses

      Corporate expenses increased by $3.8 million in the first half of 2003 when compared to the first half of 2002. Included in the first half of 2003 were restructuring costs of $3.1 million. In addition, pension income was lower in the first half of 2003 than the first half of 2002 by $3.5 million, as we used a lower discount rate and expected return on plan assets in valuing our pension plans this year. The adjustment in these assumptions is expected to impact the annual comparison of pension income between fiscal 2003 to fiscal 2002 by approximately $5.0 million. Partially offsetting these costs was approximately $1.8 million in lower spending on personnel related expenses due to staffing reductions as well as lower spending on professional fees.

      In April 2003, our Board of Directors authorized a change in the name of the corporation to Jacuzzi Brands, Inc. and our name change was approved by stockholders on June 4, 2003. We also initiated a restructuring and consolidation of our corporate headquarters that included a number of management changes and the relocation and consolidation of the Walnut Creek, California headquarters of Jacuzzi into our principal offices in West Palm Beach, Florida. We expect to record charges of approximately $9.2 million during fiscal 2003 related to these initiatives, including the $3.1 million incurred in the first half of 2003. These charges are related primarily to employee severance, leases, moving expenses, corporate name change and other related consolidation costs.

Interest Income and Expense

      The decrease in interest expense from $42.4 million to $32.6 million for the first half of 2003 compared to the respective prior year period was largely due to lower debt balances resulting from the repayment of debt with the proceeds of asset disposals, which payments were made to satisfy the permanent debt reduction requirements under the terms of our existing restructured facilities, and working capital initiatives which improved cash flow available for debt repayment.

      The decrease in interest income in the first half of 2003 was primarily due to the January 2002 sale of $156.9 million aggregate principal amount of Strategic Industries notes.

Other Expense, Net

      Other expense, net was $2.5 million in the first half of 2003 compared to $4.8 million for the first half of 2002. The decrease in other expense for the first half of 2003 was due primarily to lowered spending on professional fees associated with our existing restructured facilities. Included in other income in the first half of 2003 was a gain of $3.4 million on the sale of an excess property. The first half of 2002 included a gain on the sale of the Strategic Industries notes of $2.2 million.

Taxes

      During the first half of 2003, the IRS completed its examination of the federal income tax returns for fiscal 1995 through 1997. As a result of the audit settlement, a tax benefit of $13.6 million was recorded in the first half of 2003. A substantial portion of the proposed adjustments derived from the spin-off from Hanson PLC in 1995. We expect to provide taxes at a 39% effective rate on income from continuing operations through the remainder of fiscal 2003. During the first half of 2002, no income tax benefit was recorded for the loss from continuing operations because of the uncertainty of its ultimate realization.

      Due to a change in tax law under the Job Creation and Worker’s Assistance Act of 2002, we are able to carry back net operating losses for which we had previously established a valuation allowance. In accordance with FAS 109, the release of the valuation allowance due to a change in tax law is reflected through continuing operations. We had established a valuation allowance principally related to deferred tax assets resulting from losses recognized in connection with the 2001 disposal plan, reflecting the uncertainty of the future realization of these assets.

Fiscal 2002 Compared to Fiscal 2001

      Overall sales increased $61.1 million or 6.1% in fiscal 2002 when compared to fiscal 2001 due to the inclusion of Rexair in our fiscal 2002 results. On August 15, 2001, we reacquired the 75% equity interest in Rexair that we had previously sold to Strategic Industries in March 2000 as part of the sale of our Diversified segment. We accounted for Rexair under the equity method of accounting during the period from March 24, 2000 until August 15, 2001 when we held only a 25% equity interest. This increase was partially offset by a 1.3% decrease in sales in the Bath Products segment and a 5.4% decrease in sales in the Plumbing Products segment.

      Overall operating income (loss) for fiscal 2002 and fiscal 2001 included goodwill impairment, restructuring and other charges of $7.2 million and $105.0 million, respectively. Also included in fiscal

2001 results was goodwill amortization of $9.5 million. We stopped amortizing goodwill after adopting SFAS No. 142 on October 1, 2001. Excluding these items, operating income for fiscal 2003 increased over the comparable prior year period due to the inclusion of Rexair, partially offset by a decrease in operating income in the Bath Products and Plumbing Products segments.

Bath Products

      Net sales in the Bath Products segment decreased $9.6 million or 1.3% in fiscal 2002 in comparison with the prior year. The segment reported decreased sales in the domestic non-premium spa and whirlpool bath product lines, partially offset by sales increases in the U.K. bath and sink and domestic premium spa product lines. The domestic non-premium spa and whirlpool bath product lines were affected by reduced sales to home center mass merchants. The U.K. bath and sink product lines experienced improved weather conditions and we had implemented customer programs during the period that increased sales to existing customers. The premium spa product lines have been successful in adding a number of new products and dealers for the JACUZZI® and SUNDANCE® product lines. Foreign currency exchange rates also favorably impacted sales for fiscal 2002 by $3.5 million. Sales of our sanitary ware line of bathroom products increased over fiscal 2001 as a result of greater demand in the home center channel.

      Operating income (loss) for the Bath Products segment included goodwill impairment and restructuring charges of $2.5 million and $100.2 million in fiscal 2002 and fiscal 2001, respectively. The fiscal 2002 charges of $2.5 million were severance charges related to management changes at the Jacuzzi corporate office as well as our decision to eliminate the executive layer of management in our previously defined Bath & Plumbing segment. For fiscal 2001, the entire $100.2 million represented goodwill impairment charges. The segment also recorded goodwill amortization of $7.6 million in fiscal 2001. Excluding these items, operating income for fiscal 2002 decreased as compared to fiscal 2001 primarily due to the decrease in sales for the fiscal 2002 period. Also contributing to the decrease in fiscal 2002 were the costs of consolidating selected whirlpool bath manufacturing facilities to the Chino, California plant, which became fully operational in the first fiscal quarter of 2003. These decreases were partially offset by a $9.6 million reduction in advertising of the Jacuzzi brand and an increase in operating margins at the domestic spa business due to a shift in the sales mix towards the premium spa lines, which are sold at higher margins. Further, exchange rates favorably impacted operating income by $0.6 million.

Plumbing Products

      Net sales in the Plumbing Products segment decreased $14.6 million or 5.4% in fiscal 2002 compared to fiscal 2001 primarily due to the disposal of the segment’s European HVAC businesses and discontinued product lines in the segment’s U.S. Brass operations, which contributed approximately $14.0 million to net sales in fiscal 2001. Excluding these effects, net sales remained virtually unchanged despite softness in the U.S. commercial and institutional construction market due to a gain in market share across all product groups. This was primarily achieved through an enhanced product line.

      Operating income for the Plumbing Products segment included $4.7 million and $4.8 million in restructuring and other costs in fiscal 2002 and 2001, respectively. The restructuring charges in fiscal 2002 include $0.6 million in severance costs associated with our decision to eliminate the executive layer of management in our previously defined Bath & Plumbing segment, $3.4 million associated with a lease obligation and $0.7 million to increase the reserve for the discontinued product lines of U.S. Brass. The other charges in fiscal 2001 of $4.8 million related to the discontinued product lines at U.S. Brass. The segment also recorded goodwill amortization of $1.9 million in fiscal 2001. Excluding these items, operating income decreased in gross dollars but increased as a percentage of sales largely due to the disposal and discontinuance of less profitable businesses and lines of new products.

Rexair

      The Rexair segment consists solely of the Rexair business, which we reacquired from Strategic Industries in August 2001. While still owned by Strategic Industries, Rexair recorded sales of $96.1 million and operating income of $24.3 million for the period from October 1, 2000 through August 15, 2001. Sales and operating income for Rexair for the entire year ended September 30, 2001 were $109.4 million and

$27.3 million, respectively, compared to $98.6 million and $28.5 million, respectively, for the year ended September 30, 2002. The sales decrease of $10.8 million in fiscal 2002 from the comparable prior year period was primarily attributable to a decrease in unit sales due to political uncertainty as a result of the events of September 11, 2001 and events in the Middle East. Operating income for fiscal 2001 included goodwill amortization of $3.5 million. Excluding goodwill amortization, the decrease in operating income in fiscal 2002 compared to fiscal 2001 was primarily due to lower sales, partially offset by reduced general and administrative costs.

Corporate Expenses

      Corporate expenses increased $2.1 million in fiscal 2002 in comparison with the prior fiscal year primarily due to an increase in legal and other professional services expenses of approximately $1.8 million.

Interest Income and Expense

      Interest expense decreased $12.8 million in fiscal 2002 compared to fiscal 2001 largely due to lower debt balances resulting from payments made to satisfy the permanent debt reduction requirements under the terms of our existing restructured facilities.

      Interest income decreased by $20.6 million in fiscal 2002 when compared with the prior fiscal year. The decrease was largely due to the interest earned on the Strategic Industries notes we received as part of the consideration from the sale of our Diversified segment. We sold $156.9 million of Strategic Industries notes back to Strategic Industries in January 2002. Interest on these notes totaled $1.6 million and $22.5 million in fiscal 2002 and 2001, respectively.

Other

Equity (Losses) Earnings in Investees

      We recorded equity losses related to our investment in Strategic Industries and Rexair of $1.4 million in fiscal 2001. On April 15, 2001, we acquired 100% of Rexair. In January 2002, we sold all of our remaining equity interests in Strategic Industries which we had received in March 2000 in connection with the sale of our Diversified segment.

Other Expense, Net

      Other expense, net, was $15.5 million and $97.2 million for fiscal 2002 and fiscal 2001, respectively. Other expense in fiscal 2002 primarily included $9.2 million in financing related charges, $5.2 million in expenses associated with the disposal of our ladder operations in October 1999 and $1.7 million in write-downs of property, plant and equipment, offset by a gain on sale of excess property of $0.8 million. Other expense in fiscal 2001 included $45.1 million in impairment charges related to the Strategic Industries notes, $23.6 million in advisory and other related costs associated with our debt restructuring, $17.4 million in deferred transaction costs related to the original sale of Rexair in March 2000, $8.1 million of professional fees related to our previously planned spin-off of the Lighting Corporation of America group and $4.3 million related to our ladder operations.

Taxes

      The effective tax rates for continuing operations for fiscal 2002 and fiscal 2001 were (229.3%) and 3.8%, respectively. The tax benefit recorded in fiscal 2002 was largely attributable to benefits that will be realized due to the recent completion of certain asset sales and changes in tax laws regarding the utilization of loss carry backs. For fiscal 2001, the difference between the U.S. statutory rate and our effective tax rate arose principally as a result of the non-deductibility of a portion of the goodwill impairments and other charges recorded during the year, as well as a valuation allowance for deferred tax assets.

Impairment, Restructuring and Other Charges

Goodwill Impairment Charges

      Operating results at a number of our subsidiaries declined during fiscal 2001. In the third quarter of 2001, we evaluated the recoverability of the goodwill of these subsidiaries based on a fair value methodology. This evaluation indicated that the carrying value of the goodwill of certain of our subsidiaries was impaired. As a result, we recorded goodwill impairment charges totaling $100.2 million in the Jacuzzi segment in fiscal 2001.

Restructuring and Other Charges

      In the second half of 2002, we recorded restructuring charges of $7.2 million, which included $3.4 million associated with a lease obligation, $3.1 million in severance charges and $0.7 million to increase the reserve related to the discontinued U.S. Brass product lines. Operating income in the Bath Products and Plumbing Products segments included $2.5 million and $4.7 million of these charges, respectively. The $3.4 million lease charge related to a revised estimate on the lease obligation associated with the decision to close the Zurn corporate office in January 2000. In estimating our lease obligation, we assumed that it would be able to sublease sections of the building over the course of the lease. Due to the current real estate conditions in that market, we have not been able to sublease the office space. The severance charges relate to the elimination of the executive layer of management within the previously defined Bath & Plumbing segment and recent Jacuzzi management changes, which resulted in the termination of four employees. These charges consisted of $2.3 million in cash related charges, which we expect to pay within the next twelve months, and $0.8 million in non-cash related charges associated with the accelerated vesting of restricted stock. The reserve related to the U.S. Brass product lines discontinued in fiscal 2000 was increased largely due to an increase in the amount of estimated product liability and warranty claims related to those products.

      The principal components of impairment and restructuring charges recorded for continuing operations are:

	2001	2002

	(In millions)
Impairment of goodwill	$100.2	$—
Lease obligations, impairment of equipment and other	—	4.1
Severance and related costs	—	3.1

Total	$100.2	$7.2

Cash charges	$—	$6.4
Non-cash charges	100.2	0.8

Total	$100.2	$7.2

      As of September 30, 2002, we had remaining accruals of $9.4 million for restructuring costs. The activity in the restructuring liability accounts by cost category is as follows:

	Lease and
	Contract	Severance
	Related	and Related	Total
	Costs	Costs	Costs

	(In millions)
Balance as of September 30, 2001	$6.8	$0.3	$7.1
2002 activity:
Fiscal 2002 charges	4.1	2.3	6.4
Cash payments	(2.1)	(2.0)	(4.1)

Balance as of September 30, 2002	$8.8	$0.6	$9.4

      Approximately $2.2 million of the reserves are included in the balance sheet caption “Accrued expenses and other current liabilities,” while the remaining $7.2 million are recorded in the balance sheet caption “Other liabilities.” We expect the remaining accruals to be paid with cash over the periods provided by the severance and lease agreements of one and five years, respectively.

Other

      In fiscal 2001, we incurred $8.1 million for professional fees associated with the previously planned spin-off of the Lighting Corporation of America group, recorded charges of $45.1 million to reflect the Strategic Industries notes at their net realizable value, expensed $17.4 million in deferred transaction costs previously incurred as part of the original sale of Rexair and incurred $6.7 million in advisory and other related costs associated with our debt restructuring executed on August 15, 2001. During 2002, we sold the Strategic Industries notes, together with our equity interests in Strategic Industries, for net proceeds of $105.9 million, which approximated their carrying value. All of these costs have been classified as “Other expenses” in our consolidated statement of operations.

Fiscal 2001 Compared to Fiscal 2000

      Overall sales in fiscal 2001 decreased $612.2 million or 37.8% from fiscal 2000. The fiscal 2001 results were affected by the disposal of our Diversified segment in March 2000, our fire protection business in January 2000 and our European HVAC business in November 2000, as well as our decision to exit certain unprofitable product lines in the Plumbing Products segment during fiscal 2000. The European HVAC and fire protection businesses were both included in our Plumbing Products segment. The remaining sales decrease of 9.0% was attributable to the weaker economy, inventory reduction programs instituted by major customers, inclement weather and unfavorable fluctuations in currency exchange rates. On August 15, 2001, we reacquired the 75% equity interest in Rexair previously sold to Strategic Industries as part of the disposal of our Diversified segment in March 2000. We accounted for Rexair under the equity method of accounting during the period from March 24, 2000 to August 15, 2001, in which we held only a 25% equity interest.

      Operating income (loss) for fiscal 2001 and fiscal 2000 included goodwill impairment, restructuring and other charges of $105.0 million and $79.7 million, respectively. Also included in fiscal 2001 and fiscal 2000 results was goodwill amortization of $9.5 million and $13.0 million, respectively. Excluding all these items, operating income decreased by $79.4 million or 48.3% in fiscal 2001 when compared to fiscal 2000. The decrease in operating income for fiscal 2001 was largely due to the disposal of the Diversified segment, a decrease in operating income in the Bath Products segment and higher corporate costs.

Bath Products

      Net sales in the Bath Products segment decreased $128.4 million or 15.1% in fiscal 2001 compared to fiscal 2000. The decrease in sales for fiscal 2001 was primarily the result of the economic downturn, inventory reduction programs instituted by major customers, inclement weather in the segment’s major markets and increased energy costs, which have softened consumer interest in purchasing spas. The domestic bath and spa businesses accounted for $93.2 million of the sales decrease in fiscal 2001. Overseas operations were impacted by unfavorable currency exchange rates, which accounted for approximately $20.9 million of the sales decrease in fiscal 2001.

      Operating income (loss) for the Bath Products segment included goodwill impairment charges of $100.2 million in fiscal 2001. The segment also recorded goodwill amortization of $7.6 million and $8.1 million in fiscal 2001 and fiscal 2000, respectively. Excluding all these items, operating income decreased in fiscal 2001 from fiscal 2000 primarily due to the decrease in sales during the fiscal 2002 period. After factoring in the sales decrease in fiscal 2001 when compared with fiscal 2000, the decrease in operating income was further influenced by increased freight and energy costs, and an increase in unabsorbed overhead due to lower production levels.

Plumbing Products

      Sales in the Plumbing Products segment decreased $81.8 million or 23.1% in fiscal 2001 when compared with fiscal 2000. The decrease was attributable to the disposal of the segment’s fire protection and European HVAC businesses and the discontinuance of certain unprofitable product lines at U.S. Brass, which provided $109.4 million of sales in fiscal 2000 while only contributing $14.0 million to sales in fiscal 2001. Excluding these operations, sales increased by $13.6 million year over year as most product groups were able to gain market share.

      Operating income (loss) for the Plumbing Products segment included goodwill impairment, restructuring charges and other charges of $4.8 million and $79.7 million in fiscal 2001 and fiscal 2000, respectively. For fiscal 2001, the charges included $4.8 million related to the discontinued product lines at U.S. Brass. The fiscal 2000 charges included restructuring charges of $13.1 million related to the closure of the former Zurn corporate office and goodwill and property, plant and equipment impairment charges as well as restructuring charges related to the European HVAC and U.S. Brass operations totaling $45.8 million and $20.8 million, respectively. The segment also recorded goodwill amortization of $1.9 million and $2.8 million in fiscal 2001 and fiscal 2000, respectively. Excluding these items, operating income increased due to the disposal and discontinuance of less profitable businesses and product lines.

Rexair

      We reacquired the Rexair business in August 2001 after selling it with the Diversified segment in 2000 in order to meet debt covenant requirements. While still owned by Strategic Industries, Rexair recorded sales of $96.1 million and operating income of $24.3 million for the period from October 1, 2000 to August 15, 2001. Sales and operating income for Rexair for the entire fiscal year ended September 30, 2001 was $109.4 million and $27.3 million, respectively. For the fiscal year ended September 30, 2000, Rexair recorded sales of $109.5 million and operating income of $28.8 million. The decrease in operating income was primarily the result of an increase in goodwill amortization from $2.4 million in fiscal 2000 to $3.5 million in fiscal 2001.

Corporate Expenses

      Corporate expenses increased in fiscal 2001 in comparison to fiscal 2000 because of lowered pension income and an increase in compensation expense. We also recognized income from the amortization of a non-compete agreement, which partially contributed to the corporate income recognized in fiscal 2000. We amortized $2.2 million per year in connection with this agreement. The reduction in pension income reflects a lower discount rate used when we valued the plans at the end of fiscal 2000 and a reorganization of the pension plans in fiscal 2000 resulting in a $3.5 million decrease in pension income, from $20.5 million in fiscal 2000 to $17.0 million in fiscal 2001. Compensation expense increased in fiscal 2001 because of additional staff added in anticipation of a previously planned spin-off of Lighting Corporation of America and Spear & Jackson.

Interest Income and Expense

      Interest expense increased $3.4 million in fiscal 2001 compared to 2000. This is largely the result of higher borrowing rates in connection with the amendment of our prior credit facilities in February 2001, higher borrowing rates under our existing restructured credit facilities following our August 15, 2001 debt restructuring, and the assumption of $172.5 million of Rexair debt when we reacquired Rexair from Strategic Industries on August 15, 2001.

      Interest income increased by $8.5 million in fiscal 2001 when compared with the prior year. The increase was largely due to the interest earned on the Strategic Industries notes as part of the sale of our Diversified segment in March 2000. These Strategic Industries notes were sold back to Strategic Industries in January 2002. Interest on these notes totaled $22.5 million and $12.7 million in fiscal 2001 and fiscal 2000, respectively.

Other

Gain on Sale of Diversified Businesses

      We recorded a gain of $39.3 million on the sale of our Diversified segment in fiscal 2000.

Equity (Losses) Earnings in Investees

      We recorded equity losses related to our investment in Strategic Industries and Rexair of $1.4 million in fiscal 2001, compared to equity earnings on these investments of $3.1 million in fiscal 2000. As a result of the Rexair acquisition on August 15, 2001, we now own 100% of Rexair. In January 2002, we sold all of our remaining equity interests in Strategic Industries.

Other Expense, Net

      Other expense, net, was $97.2 million and $4.7 million for fiscal 2001 and fiscal 2000, respectively. Fiscal 2001 included $45.1 million in impairment charges related to the Strategic Industries notes, $23.6 million in advisory and other related costs associated with our debt restructuring, $17.4 million in deferred transaction costs related to the original sale of Rexair in March 2000, $8.1 million of professional fees related to our previously planned spin-off of the Lighting Corporation of America group and $4.3 million related to our ladder operations. Expenses for fiscal 2000 included $5.7 million in charges related to the ladder operations and $0.9 million in charges related to the abandoned sale of the Lighting segment, partially offset by $3.2 million in gains on the sale of excess real estate.

Taxes

      The effective tax rates for continuing operations for 2001 and 2000 were 3.8% and 23.8%, respectively. For fiscal 2001, the difference between the U.S. statutory rate and our effective tax rate arose principally as a result of the non-deductibility of a portion of the goodwill impairments and other charges recorded during the year, as well as a valuation allowance for deferred tax assets. The fiscal 2000 tax provision includes a $20.0 million benefit from the reversal of tax contingencies established when we spun off from Hanson PLC and excludes a tax benefit associated with the write-off of goodwill related to our European HVAC business.

Impairment, Restructuring and Other Charges

Goodwill Impairment Charges

      Operating results at a number of our subsidiaries declined during fiscal 2001. In the third quarter of 2001, we evaluated the recoverability of the goodwill of these subsidiaries based on a fair value methodology. This evaluation indicated that the carrying value of the goodwill of certain of our subsidiaries was impaired. As a result, we recorded goodwill impairment charges totaling $100.2 million in the Bath Products segment in fiscal 2001.

      In fiscal 2000, we conducted a strategic review of certain operations in the Plumbing Products segment. Upon completion of our review, we decided to dispose of our European HVAC operations and to exit three product lines at our U.S. Brass operations. In reaching this decision, we considered the profitability of these operations, the fact that we were not a market leader in these businesses and the fact that significant investment would be required in order to make these businesses competitive, with no assurance of a reasonable return on such investment. As a result of this decision, we recorded goodwill impairment charges totaling $24.1 million related to our European HVAC operations and $1.4 million related to our U.S. Brass operations. Other charges recorded in conjunction with this decision are discussed below.

Restructuring and Other Charges

      In September 2000, our Plumbing Products segment announced that U.S. Brass was exiting its Valley line of faucets, Eastman line of connectors and Sanitary Dash line of under-the-sink pipes. Accordingly, in fiscal 2000 we recorded restructuring and other charges of $19.4 million, which consisted of severance and commitment costs of $3.4 million and inventory related charges of $16.0 million ($13.9 million recorded in cost of goods sold and $2.1 million recorded in selling, general and administrative expenses). We also recorded other charges of $4.8 million in fiscal 2001 consisting primarily of accelerated depreciation on machinery that was used to complete the remaining in-process inventory for these product lines. Our decision to exit these three product lines required the closure of two manufacturing facilities in Abilene and Plano, Texas and the termination of approximately 335 employees.

      We recorded restructuring and other charges of $21.7 million in 2000 related to our decision to dispose of our European HVAC operation. These charges consisted of $18.2 million in fixed asset impairments and $3.5 million in inventory-related charges (recorded in Cost of Goods Sold). The European HVAC operation was subsequently sold in November 2000.

      In January 2000, a decision was made to close the former Zurn corporate office in Dallas, Texas which resulted in the termination of 30 employees. We recorded a restructuring charge in fiscal 2000 of $13.1 million relating to this decision, which included severance costs of $1.9 million, lease costs of $9.1 million for a lease expiring November 2007 and write-offs of $2.1 million relating to leasehold improvements and other fixed assets.

      The principal components of impairment and restructuring charges recorded for continuing operations are:

	2000	2001

	(In millions)
Impairment of goodwill	$25.5	$100.2
Lease obligations, impairment of equipment and other	29.6	—
Severance and related costs	5.1	—

Total	$60.2	$100.2

Cash charges	$16.4	—
Non-cash charges	43.8	100.2

Total	$60.2	$100.2

      The activity in the restructuring liability accounts by cost category is as follows:

	Lease and
	Contract	Severance
	Related	and Related	Total
	Costs	Costs	Costs

	(In millions)
Balance as of September 30, 2000	$10.1	$4.9	$15.0
2001 activity:
Cash payments	(3.3)	(1.6)	(4.9)
Reserves of divested businesses	—	(3.0)	(3.0)

Balance as of September 30, 2001	$6.8	$0.3	$7.1

Other

      In fiscal 2001, we incurred $8.1 million for professional fees associated with the previously planned spin-off of the Lighting Corporation of America group, recorded charges of $45.1 million to reflect the Strategic Industries notes at their net realizable value, expensed $17.4 million in deferred transaction costs previously incurred as part of the original sale of Rexair and incurred $6.7 million in advisory and other related costs associated with our August 15, 2001 debt restructuring. In fiscal 2000, we recorded $0.9 million in charges related to the abandoned sale of the Lighting Corporation of America Group. All of these costs have been classified as “Other expenses” in our consolidated statement of operations.

Acquisition and Disposition of Businesses and Discontinued Operations

Acquisition of Businesses

      In connection with our sale to Strategic Industries in March 2000 of a 75% interest in Rexair, we guaranteed Rexair’s $200.0 million credit facility. This guarantee required us to maintain certain credit rating levels. In response to a downgrade of our credit ratings in March 2001, we obtained waivers of the ratings default from Rexair’s lenders while we pursued the reacquisition of Rexair from Strategic Industries and the restructuring of our debt. On August 15, 2001, we reacquired the 75% equity interest in Rexair previously sold to Strategic Industries. The purchase consideration included the return to Strategic Industries of $27.4 million in face value of Strategic Industries notes that had been issued to us in connection with the March 2000 sale and the assumption of $172.5 million of borrowings outstanding under Rexair’s $200.0 million credit facility. In connection with the reacquisition, we reduced the reacquired basis in Rexair by the amount of our previously deferred gain and reclassified our retained 25% share of Rexair’s net liabilities from other long-term liabilities. The allocation of the purchase consideration, including the deferred gain and the carrying value of the retained liabilities, to the assets acquired and liabilities assumed resulted in intangible assets of approximately $73.7 million, the majority of which have indefinite lives and will not be amortized. We expensed $17.4 million of deferred transaction costs associated with the March 2000 sale of Rexair. The results of Rexair have been included in the Rexair segment from the date of reacquisition. We accounted for Rexair under the equity method of accounting during the time period from March 24, 2000 to August 15, 2001, during which we held only a 25% interest.

      In June 2000, upon expiration of the contingency period related to the December 1997 acquisition of Spear & Jackson, we made additional cash payments totaling $71.4 million to the former owners of Spear & Jackson. We were required to pay $36.0 million because our stock price fell below a guaranteed minimum as defined in the acquisition agreement. This amount was recorded as an adjustment to paid-in capital as it was based upon the market price of our stock. The remaining $35.4 million payment was made in satisfaction of additional contingent consideration based on other criteria set forth in the purchase agreement. This amount was recorded as additional goodwill. In September 2002, we sold Spear & Jackson as part of our disposal plan.

Disposition of Businesses (excluding Disposals of Discontinued Operations)

      In November 2000, we sold our European HVAC business for proceeds of $7.5 million, which approximated its carrying value.

      On March 24, 2000, we disposed of a majority equity interest in our Diversified segment in two separate transactions. In the first transaction, we sold the following subsidiaries to Strategic Industries: Atech Turbine Components, Inc.; Bearing Inspection, Inc.; BiltBest Products, Inc.; EJ Footwear Corp. (including Georgia Boot Inc. and Lehigh Safety Shoe Co.); Garden State Tanning Inc.; Huron Inc.; Jade Holdings Pte Ltd (including Jade Technologies Singapore Ltd and FSM Europe B.B.); Leon Plastics Inc.; Native Textiles Inc. and SCF Industries, Inc. In this transaction, we received gross cash proceeds of approximately $203.4 million, retained a preferred equity interest in Strategic Industries having a stated value of approximately $19.5 million, retained a common equity interest in Strategic Industries of 17.7% and received approximately $209.0 million aggregate principal amount of 12% (12.5% effective August 18, 2000) senior notes due 2007. In addition, Strategic Industries assumed approximately $7.9 million of existing bank debt. As a result of our disposal of the Diversified segment, we recorded a pre-tax gain of $38.4 million.

      In the second transaction, Rexair sold newly issued shares to Strategic Industries representing, after issuance, 75% of the equity interest in Rexair. We received approximately $195.0 million in cash and retained a 25% direct equity interest in Rexair. In addition, we guaranteed Rexair’s $200.0 million credit facility. In connection with the Rexair transaction, we recorded a liability of $82.2 million, related to our retained 25% share of Rexair’s net liabilities and a deferred gain, which together with the deferral of the related transaction costs, was to be deferred until the release of our guarantee of Rexair’s credit facility. On August 15, 2001, we reacquired Rexair from Strategic Industries in exchange for $27.4 million in face value of the Strategic Industries notes. Accordingly, our retained 25% share of Rexair’s net liabilities reduced the reacquired basis in Rexair.

      In August 2000, we sold $25.0 million of the Strategic Industries notes, approximately $1.8 million of the stated value of our preferred equity interest in Strategic Industries and approximately 1.9% of our common equity interest in Strategic Industries. This transaction resulted in a pre-tax gain of $0.9 million. In January 2002, we sold our remaining preferred equity interest in Strategic Industries having a stated value of approximately $18.0 million, our remaining 15.8% common equity interest and our remaining Strategic Industries notes with a face value of $156.9 million back to Strategic Industries for net proceeds of $105.9 million.

      In the second quarter of fiscal 2000, we sold our fire protection businesses. The cash consideration paid for these businesses totaled approximately $23.0 million, which approximated their carrying value.

      During the first quarter of fiscal 2000, we disposed of assets relating to our ladder operations and the infant and children footwear operation. The total proceeds of these separate transactions were $18.0 million, which approximated their carrying values.

Discontinued Operations

      In March 2003, our Board of Directors adopted a formal disposal plan to dispose of our swimming pool, pool equipment, hearth and water systems businesses. In connection with the disposal plan we recorded a charge of $39.9 million, which represents the difference between the historical net carrying value and the estimated net realizable value of these businesses. These operations were previously included in our previously defined Bath & Plumbing segment. The operating results of these businesses are included in income (loss) from discontinued operations for all periods presented. Summarized results of these businesses are as follows:

				Six Months
				Ended
	Fiscal Year Ended September 30,			March 31,

	2000	2001	2002	2002	2003

	(In millions)
Net sales	$123.1	$114.2	$93.2	$39.9	$42.5
Operating income (loss)	12.1	6.7	3.0	(0.5)	0.6

      In accordance with EITF 87-24, we allocated a portion of our interest expense related to the existing restructured facilities to discontinued operations. Amounts allocated reflect the interest expense on the estimated amount of debt that will be repaid as a result of the disposal transaction. Amounts reclassified were $0.7 million and $0.5 million for the first half of fiscal 2003 and fiscal 2002, respectively and $1.2 million, $1.3 million and $1.0 million for the fiscal years ended 2000, 2001 and 2002, respectively. In May 2003, we sold our pools and pool equipment businesses for net cash proceeds of $16.0 million, of which $15.0 million was used to repay debt and $1.0 million was placed in restricted cash accounts to collateralize outstanding letters of credit. In June 2003, we sold our hearth business which resulted in net cash proceeds of $0.7 million, which proceeds were used to repay debt.

      On December 28, 2001, our Board of Directors approved a formal disposal plan for five businesses in connection with our obligation to pay debt amortization as set forth in our existing restructured facilities. In connection with the disposal plan, we incurred a charge of $232.6 million, net of tax, in fiscal 2001, which represented the difference between the historical net carrying value and the estimated net realizable value of the five businesses — Ames True Temper, Selkirk, Lighting Corporation of America, Spear & Jackson and SiTeco Lighting. In fiscal 2002, we recorded income from discontinued operations of $7.8 million, as we re-evaluated the estimated loss on disposal of our discontinued operations. The discontinued businesses previously comprised our Lawn & Garden and Lighting segments. The assets and liabilities of our discontinued businesses are included in assets held for sale and liabilities associated with assets held for sale, respectively, in all periods presented. We completed the sales of Ames True Temper in January 2002, Lighting Corporation of America in April 2002, Selkirk in June 2002 and Spear & Jackson in September 2002. In October 2002, we completed the sale of SiTeco Lighting.

      The operating results of these businesses were classified as discontinued operations in fiscal 2000 and fiscal 2001 and, in accordance with APB No. 30, their estimated fiscal 2002 operating income was included in our expected loss on disposal of $232.6 million which was recorded in fiscal 2001 and adjusted in fiscal 2002.

      Summarized results of these businesses are as follows:

				Six Months
	Fiscal Year Ended September 30,			Ended March 31,

	2000	2001	2002	2002	2003

	(In millions)
Net sales	$1,419.8	$1,346.1	$714.1	$513.8	$7.7
Operating income (loss)	3.9	(57.9)	31.7	19.7	(0.4)

      The decrease in sales and operating income in the first half of 2003 was the result of lost contribution from businesses sold. Included in operating income (loss) in fiscal 2000 and 2001 were goodwill impairment charges totaling $84.0 million and $121.4 million, respectively. These goodwill impairment charges resulted from evaluations of the recoverability of goodwill performed by us based on a fair value methodology. The impairment charges were recorded as part of continuing operations before the approval of the disposal plan and were reclassified into discontinued operations after the approval of the disposal plan. Excluding the impairment charges, the decrease in sales and operating income for these discontinued operations in fiscal 2002 compared to fiscal 2001 primarily relates to the lost contribution from businesses sold during fiscal 2002.

      The decrease in net sales in fiscal 2001 compared to fiscal 2000 relates primarily to the Lighting companies (Lighting Corporation of America and SiTeco Lighting) and Spear & Jackson. Sales at the Lighting companies decreased $50.1 million due to the discontinuance of certain unprofitable product lines in fiscal 2000 combined with lower volume sales at the commercial and institutional indoor businesses. Sales at Spear & Jackson decreased primarily due to the sale of its Saws Division in March 2001. Excluding the goodwill impairment charges mentioned above, operating income for the discontinued operations decreased $24.4 million in fiscal 2001 compared to fiscal 2000. This decrease was largely from the Ames True Temper business. This was primarily the result of higher warehousing and distribution costs due to higher-than-normal inventory levels and the under-absorption of fixed costs as manufacturing production schedules were curtailed to reduce inventories. The inventory levels were higher than expected due to the opening of a new master distribution center in December 2000, which coincided with inventory reduction plans instituted by major customers. Ames True Temper also incurred $3.8 million in charges related to the opening of the new master distribution center.

Liquidity and Capital Resources

      Our primary sources of liquidity and capital resources are cash and cash equivalents, cash provided from operations and available borrowings under our existing restructured facilities.

      Net cash provided by operating activities of continuing operations was $48.6 million for the first half of fiscal 2003, compared to cash used of $18.2 million for the first half of fiscal 2002. The difference was primarily due to $53.9 million of income tax refunds received in the first half of fiscal 2003 as well as the $8.6 million received from the sale of the technology license that had been the subject of potential litigation. We typically use cash in the first half of the fiscal year due to the seasonality of the Bath Products and Plumbing Products businesses. Sales are affected when weather affects outside construction and installation. Sales of outdoor jetted spas and other products are also sensitive to weather conditions and tend to experience a decrease in sales during the fall and winter months (predominantly the first and second fiscal quarters).

      Net cash provided by (used in) operating activities of continuing operations was $(66.5) million, $23.0 million and $26.8 million in fiscal 2000, 2001 and 2002, respectively. The increase in fiscal 2002 over 2001 was primarily the result of increased operating income, largely due to a full year’s contribution from the Rexair business reacquired in August 2001. The improvement in fiscal 2001 was principally realized through implementing liquidity management actions, primarily directed at accounts receivable, inventories and accounts payable. Also contributing to the improvement over fiscal 2000 was the fact that the businesses in our Diversified segment were net cash users during 2000. The businesses in our Diversified segment were seasonal in nature and were divested in March 2000 just as they were starting their seasonal change from net cash users to cash generators.

      Net cash provided by discontinued operations in the first half of fiscal 2003 was $21.7 million as compared to net cash provided of $11.5 million for the first half of fiscal 2002. Lighting Corporation of America provided $28.1 million in cash during the first half of fiscal 2002. These companies were sold in April 2002. In addition, the recently discontinued swimming pool, pool equipment, hearth and water systems businesses used less cash in fiscal 2002 due to improved collections of receivables and initiatives to decrease inventories.

      Net cash provided by discontinued operations was $28.5 million, $71.5 million and $33.1 million in fiscal 2000, 2001 and 2002, respectively. The decrease in cash provided by discontinued operations in fiscal 2002 compared to fiscal 2001 was due to the disposals during fiscal 2002, largely Ames True Temper in January 2002 and Lighting Corporation of America in April 2002. The increase in cash provided in 2001 over 2000 related mainly to the implementation of the liquidity management actions described above in continuing operations. In addition, there were increased working capital requirements at Ames True Temper during fiscal 2000 due to a planned move into a new distribution center in early fiscal 2001.

      Net cash provided by investing activities of $109.2 million for the first half of fiscal 2003 consisted of net proceeds of $103.8 million from the sale of SiTeco Lighting and $10.8 million from the sale of excess real estate, partially offset by $5.5 million of capital expenditures. Net cash provided by investing activities of $243.7 million for the first half of fiscal 2002 consisted primarily of $143.1 million of net proceeds from the sale of Ames True Temper and $105.9 million net proceeds from the sale of the Strategic Industries notes, partially offset by $7.9 million of capital expenditures.

      Net cash provided by investing activities was $482.4 million in fiscal 2002, compared to net cash used of $4.8 million in fiscal 2001, and net cash provided of $324.5 million in fiscal 2000. Net cash provided by investing activities in fiscal 2002 included $388.2 million in proceeds from the sale of businesses. These net proceeds consisted of $143.1 million for Ames True Temper, $210.2 million for Lighting Corporation of America and $34.9 million for Selkirk. Also included in cash provided from investing activities in 2002 was $105.9 million received from the sale of the Strategic Industries notes and $3.3 million from the sale of excess real estate, fixed assets and other investments, partially offset by $15.0 million in capital expenditures. Net cash used by investing activities in fiscal 2001 consisted of $20.3 million for capital expenditures, partially offset by cash proceeds of $7.5 million received from the sale of the European HVAC operations and $8.7 million from the sale of excess real estate and fixed assets. Net cash provided by investing activities in fiscal 2000 primarily consisted of cash proceeds of $402.2 million received from the sale of a majority equity interest in our Diversified segment and the sale of our fire protection, childrens’ footwear and ladder operations, $24.3 million received from the sale of Strategic Industries notes and $6.7 million from the sale of excess real estate and property, plant and equipment. This increase in cash was partially offset by $30.6 million required for capital expenditures and $71.4 million for the Spear & Jackson contingency payment stemming from our December 1997 acquisition of Spear & Jackson.

      Net cash provided by financing activities was $155.2 million for the first half of fiscal 2003, which consisted of net repayments of long-term debt and notes of $266.0 million, escrow deposits of $58.4 million, payments of financing fees of $8.9 million, offset by $178.1 million of withdrawals from the escrow accounts. The escrow deposits were made for the benefit of the holders of our senior notes and certain other creditors as required under the terms of the existing restructured facilities. Cash withdrawn from these accounts was used in the tender offers of the notes (see further information below), as well as to pay down the existing restructured facilities as provided for in the amendment to the facilities. The financing fees were comprised of $2.0 million in consent fees related to the exchange offer on our existing 7.125% senior notes due 2003 and $6.9 million in costs related to the amendment of the existing restructured facilities. Net cash used in financing activities of $270.1 million for the first half of 2002 consisted of net repayments of long-term debt and notes of $192.6 million and escrow deposits of $77.5 million.

      We used net cash of $307.5 million, $39.5 million and $575.9 million for financing activities in fiscal 2000, 2001 and 2002, respectively. Cash used in financing activities in fiscal 2002 consisted of net repayments of debt and notes payable of $423.2 million and escrow deposits of $152.7 million. The escrow deposits, made for the benefit of the holders of our existing senior notes and certain other creditors, were required under the terms of the existing restructured facilities. Cash used in financing activities for fiscal 2001 includes net proceeds from long-term debt and notes of $16.3 million, offset by dividend payments of $7.7 million and $43.1 million of cash used to purchase our common stock for treasury. The fiscal 2000 amount primarily consists of net repayments of long-term debt and notes of $151.7 million, $143.4 million of cash used to purchase our common stock for treasury and dividend payments of $16.8 million. The cash for the repayments and treasury stock repurchases was generated by the proceeds from the sale of the Diversified businesses discussed earlier.

      During October 1999, we entered into equity instrument contracts to purchase 2.8 million shares of our common stock. These contracts were settled during 2001 for $43.1 million. During 1999 and 2000, our Board of Directors authorized share repurchase programs aggregating $350.0 million. Under these programs, we repurchased $331.8 million of our common stock for treasury, of which $43.1 million and $99.2 million was purchased in 2001 and 2000, respectively. During June 2000, in a separate transaction authorized and undertaken outside the existing share repurchase programs, we repurchased all of our common stock held by the former owners of Spear & Jackson for $44.2 million. The repurchase programs have been suspended indefinitely, as the existing restructured facilities entered into on August 15, 2001 in connection with our debt restructuring contain restrictions on the purchase of our stock, dividends and other restrictive payments. In March 2001, our Board of Directors indefinitely suspended our quarterly payment of dividends.

      During the six months ended March 31, 2003, we paid approximately $2.4 million related to our restructuring plans, and expect to pay approximately $9.5 million in the next 12 months. Of these costs $7.7 million relates to the recent corporate restructuring plan discussed in “— Corporate Expenses” above and $1.8 million relates to our prior restructuring activities. During fiscal 2002, we paid approximately $4.1 million related to our restructuring plans.

      In March 2003, we entered into an agreement with Lowe’s to be their principal supplier of stocked jetted tub products. This agreement is expected to increase sales of whirlpool bath and other products starting in the fourth quarter of 2003. As a result of this agreement, we expect to require approximately $12 million of additional cash to fund increased levels of working capital and to purchase in-store displays during the third and fourth quarters of 2003. We also expect to receive cash of $5.0 million from a note receivable due from Polyair Inter Pack Inc. in September 2003.

      Below is a summary of our significant contractual cash obligations as of March 31, 2003.

		Payments Due in Fiscal					Payments
							Due
	Total	2003	2004	2005	2006	2007	Thereafter

	(In millions)
Long-term debt	$522.3	$18.4	$20.1	$275.6	$134.9	$71.5	$1.8
Escrow deposits for Senior Notes	(23.6)	—	(5.9)	—	(11.4)	(6.3)	—
Notes payable	20.8	20.8	—	—	—	—	—
Operating leases	24.9	4.6	6.7	5.1	4.0	2.4	2.1

Total contractual cash obligations	$544.4	$43.8	$20.9	$280.7	$127.5	$67.6	$3.9

      Our commercial commitments consist of standby letters of credit, bankers’ acceptances and commercial letters of credit. Below is a summary of our commercial commitments as of March 31, 2003. Although they all expire in less than one year, we expect to renew almost all of them. We have escrow accounts totaling $15.1 million as of March 31, 2003 related to these commitments.

(In millions)
Standby Letters of Credit	$39.8
Bankers’ Acceptances	3.3
Commercial Letters of Credit	3.1

$46.2

      We continue to guarantee the lease payments of an Ames True Temper master distribution center. The lease obligation will expire in 2015. The lease payments totaled $3.6 million for fiscal 2002, and increase by 2.25% each year thereafter. In connection with the sale of Ames True Temper in January 2002, we obtained a security interest and indemnification from Ames True Temper on the lease that would enable us to exercise remedies in the event of default.

      We have sold a number of assets and operating entities over the last several years and have, on occasion, provided indemnifications for liabilities relating to product liability, environmental and other claims. We have recorded reserves totaling approximately $12.0 million as of March 31, 2003 for asserted and potential unasserted claims related to these liabilities.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred.

Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted the new rules on asset retirement obligations on October 1, 2002. Application of the new rules is not expected to have a significant impact on our financial position and results of operations.

      In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes Statement No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. Statement No. 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. We adopted the new rules as of October 1, 2002, and do not expect adoption of the Statement to have a significant impact on our financial position and results of operations.

      In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Correction. This Statement eliminates extraordinary accounting treatment for reporting gain or loss on debt extinguishment, and amends other existing authoritative pronouncements to make various technical corrections, clarifies meanings or describes their applicability under changed conditions. The provisions of this Statement were effective for us on October 1, 2002. Debt extinguishments reported as extraordinary items prior to scheduled or early adoption of this Statement would be reclassified following adoption. We do not anticipate a significant impact on our cash flows or results of operations as a result of adopting this Statement.

      In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that we record costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. We adopted this Statement on October 1, 2002. We do not expect the adoption of this Statement to have a material affect on our cash flows or the results of our operations.

Foreign Currency Matters

      The functional currency of each of our foreign operations is the local currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at the balance sheet dates, while net sales, expenses and cash flows are translated at average exchange rates for the period. Translation gains and losses are reported as a component of stockholders’ equity.

Effects of Inflation

      Because of the relatively low level of inflation experienced in our principal markets, inflation did not have a material impact on our results of operations during the periods presented.

Critical Accounting Policies and Estimates

      Management’s discussion and analysis of its financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses as well as the disclosure of contingent assets and liabilities. Management regularly reviews its estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Our accounting policies can be found in note 2 to our consolidated financial statements. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

Trade Receivables

      We record an allowance for doubtful accounts, reducing our receivables balance to an amount we estimate is collectible from our customers. Management uses significant judgment in estimating uncollectible amounts, considering numerous factors such as current overall economic conditions, industry-specific economic conditions, historical and current customer performance and customer relationships. Although we consider our allowances for uncollectible accounts to be adequate and proper, changes in economic conditions or customer circumstances could have a material effect on the reserve balances required. Historically, actual results have not deviated significantly from those previously estimated by management.

Inventories

      Our inventories are stated at the lower of cost or market value. Management reviews its inventory balances to determine if inventories can be sold at amounts equal to or greater than their recorded values. The review includes the identification of slow-moving inventories, obsolete inventories and discontinued products based on the historical performance of the inventories and current operational plans for inventories, as well as estimated future customer demand for the inventories. Historically, actual results have not deviated significantly from those previously estimated by management.

Deferred Income Taxes

      Deferred tax assets and liabilities represent the tax effects, based on current law, of any temporary differences in the timing of when net sales and expenses are recognized for tax purposes and when they are recognized for financial statement purposes. Management reviews the deferred tax assets periodically for recoverability, and valuation allowances are provided as necessary. We consider expected future income and gains from investments as well as tax planning strategies, including the potential sale of certain assets, in assessing the need for a valuation allowance against our deferred tax assets. If future taxable income is different than expected, we may need to change our valuation allowance on our deferred tax assets.

Assets Held for Sale and Liabilities Associated with Assets Held for Sale

      We record reserves for the difference between the carrying value and the net realizable value of our net assets held for sale. These reserves require that management make assumptions about estimated proceeds, based on the demand for these assets and current market conditions, and about estimated costs to sell, based on management’s professional knowledge and experience. We monitor these reserves on an on-going basis and record adjustments to our estimates based on actual results and management’s updated knowledge.

Goodwill and Other Intangibles

      We have significant intangible assets related to goodwill and other acquired intangibles. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgment. Changes in strategy, reporting unit operating results and/or market conditions could significantly impact management’s judgment and could require adjustments to recorded asset balances. In accordance with SFAS No. 142, we test our goodwill and intangible assets with indefinite lives for impairment at the segment level annually in the fourth quarter of each fiscal year. The results of these tests could require adjustments to recorded asset balances in future periods.

Commitments and Contingencies

      We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. Management determines the amount of reserves needed, if any, for each individual issue based on their professional knowledge and experience and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter, the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy, in dealing with these matters.

      We have sold a number of assets and operating entities over the last several years and have, on occasion, provided indemnification for liabilities relating to product liability, environmental and other claims. We have recorded reserves for claims related to these obligations when appropriate.

Pension and Post-Retirement Benefits

      We have significant pension and post-retirement benefit income and expense and assets/liabilities that are developed from actuarial valuations. These valuations include key assumptions regarding discount rates, expected return on plan assets, mortality rates, merit and promotion increases and the current health care cost trend rate. We consider current market conditions in selecting these assumptions. Changes in the related pension and post-retirement benefit income/costs or assets/liabilities may occur in the future due to changes in the assumptions and changes in asset values. When valuing the pension plans at September 2002, we reduced our discount rate and expected rate of return on assets. This change in assumptions will reduce the amount of pension income recognized by approximately $5.2 million in fiscal 2003 as compared to fiscal 2002. Future changes in the assumptions underlying our pension valuations, including as a result of continued declines in equity markets and interest rates, could result in further reductions in pension income, which could negatively affect our consolidated results of operations in future periods. We recognized $35.3 million, $13.3 million, $11.8 million and $3.5 million of pension income in fiscal 2000, 2001 and 2002 and for the six months ended March 31, 2003, respectively. These amounts increased our operating income by an equal amount for these periods, respectively. The lower discount rate and increase in current healthcare costs are also expected to increase expenses by an equal amount related to post-retirement benefits by approximately $2.3 million in 2003. Pension income, excluding service costs, related to our Master Plan is included in corporate expenses. Our Master Plan covers certain employees in our Bath Products segment, Plumbing Products segment and corporate offices. The service costs are allocated to the operating segments and corporate expenses, as well as pension income or expense related to our other benefit plans which are not shared between operating segments.

Environmental and Asbestos Liabilities

      We are investigating and remediating contamination at a number of present and former operating sites and we have been named as a potentially responsible party at a number of Superfund sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or comparable state statutes. We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other potentially responsible parties, the extent of contamination and the nature of required remedial actions. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. No information currently available reasonably suggests that projected expenditures associated with remedial action or compliance with environmental laws will have a material adverse affect on our financial condition, results of operations or cash flows.

      The estimate of Zurn’s asbestos liability is developed from actuarial valuations and is based on the current and anticipated number of future asbestos claims, the timing and amounts of asbestos payments, the status of ongoing litigation and the potential impact of defense strategies and settlement initiatives. However, there are inherent uncertainties involved in estimating both the number of future asbestos claims as well as future settlement costs, and the actual liability could exceed Zurn’s estimate due to changes in facts and circumstances after the date of the estimate. Zurn’s present estimate of its asbestos liability is predicated on the assumption that its recent vigorous defense strategy will enable it to reduce both its claim frequency and claim severity in the future. While Zurn believes there is evidence, in recent claims settlements, for such an impact of successful defense strategy, if the defense strategy ultimately is not successful, to the extent assumed by Zurn, then severity and frequency of asbestos claims could increase substantially above Zurn’s estimates. Further, while there is presently no reasonable basis for estimating

Zurn’s asbestos liability beyond 2012, such liability may continue beyond 2012, and such liability could be substantial.

Revenue Recognition

      We recognize revenue when all of the following criteria are met: persuasive evidence of the arrangement exists; delivery has occurred and we have no remaining obligations; prices are fixed or determinable; and collectibility is probable. We make shipments to approved customers based on orders placed. Prices are fixed when the customer places the order. An approved customer is one that has been subjected to our credit evaluation. We record revenue when title passes, which is either at the time of shipment or upon delivery to the customer. The passage of title is dependent on the arrangements made with each customer. Provisions are made for sales returns and allowances at the time of sale. Our management uses significant judgment in estimating sales return costs, considering numerous factors such as current overall and industry-specific economic conditions and historical sales return rates. Although we consider our sales return reserves to be adequate and proper, changes in historical customer patterns could require adjustments to the reserves. Historically, however, actual results have not deviated significantly from those previously estimated by management. We also record reductions to our revenues for customer and distributor programs and incentive offerings including special pricing agreements, promotions and other volume-based incentives. We may take actions to increase customer incentive offerings possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

Qualitative and Quantitative Disclosures About Market Risk

      In the normal course of doing business, we are exposed to the risks associated with changes in interest rates and currency exchange rates. To limit the risks from such fluctuations, we enter into various hedging transactions that have been authorized pursuant to our policies, but do not engage in such transactions for trading purposes.

      To manage exposure to interest rate movements, we have used interest rate protection agreements. However, as of March 31, 2003, we do not have any such agreements outstanding. Based on our overall exposure to interest rate changes, a hypothetical increase of 100 basis points across all maturities of its floating rate debt obligations, would decrease our estimated pre-tax earnings over the remaining six months of fiscal 2003 by approximately $1.6 million. Net payments (receipts) under swap agreements amounted to approximately $(0.7) million, $1.0 million and $(3.4) million for fiscal 2000, 2001 and 2002, respectively. There were no swap agreements outstanding during any portion of the first half of fiscal 2003. The swaps were of notional amounts and maturities that related to specific portions of outstanding debt, and accordingly, were accounted for as hedge transactions.

      We are also exposed to foreign currency exchange risk related to our international operations as well as our U.S. businesses, which import or export goods. We have made limited use of financial instruments to manage this risk and have no such instruments outstanding as of September 2002. Hypothetical unfavorable movements of 10% across each of the foreign exchange rates that we have exposure would have decreased our estimated income from continuing operations by approximately $3.5 million in fiscal 2002. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, which are a changed dollar value of the resulting sales, changes in exchange rates also affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency prices.

      Effective October 1, 2000, we adopted Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. See note 2 to our audited consolidated financial statements for additional information on our derivative and hedging activities.